Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Hormel Foods Corporation for the registration of debt securities and to the incorporation by reference therein of our reports dated December 21, 2016, with respect to the consolidated financial statements of Hormel Foods Corporation,  and the effectiveness of internal control over financial reporting of Hormel Foods Corporation, incorporated by reference in its Annual Report (Form 10-K) for the year ended October 30, 2016 and the financial statement schedule of Hormel Foods Corporation included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

May 2, 2017